Exhibit 10.4

FBR CAPITAL MARKETS CORPORATION

PARTNER LEVERAGED STOCK PURCHASE PROGRAM

FBR Capital Markets Corporation, a corporation existing under the laws of the Commonwealth of Virginia (the “Company”), hereby establishes and adopts the following 2010 Partner Leveraged Stock Purchase Program (the “Program”), effective as of December 17, 2009 and as amended time to time.

1.             PURPOSE OF THE PROGRAM

1.1.           Purpose.  The Program is designed to encourage employees who are members of the Partnership Group of the Company to increase their ownership of Shares and to more closely align their interests with the interests of the Company’s non-employee shareholders.

2.             DEFINITIONS

2.1.           “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.2.           “Board” shall mean the board of directors of the Company.

2.3.           “Cause” shall mean (i) conviction of a Participating Partner for any crime (or upon entering a plea of guilty or nolo contendre to a charge of any crime) constituting a felony, (ii) dishonesty in the course of fulfilling a Participating Partner’s employment duties, or (iii) willful and deliberate failure on the part of a Participating Partner to perform his employment duties in any material respect.  Notwithstanding the foregoing, if a Participating Partner is a party to an employment agreement with the Company or any Subsidiary or Affiliate that contains a definition of “Cause,” such definition shall apply to the Participating Partner for purposes of the Program.

2.4.           “Committee” shall mean the Compensation Committee of the Board, or, if such committee of the Board has not been appointed, the Board.

2.5.           “Disability” means permanent and total disability as determined by the Committee, in its sole discretion.

2.6.           “Eligible Executive Officer” shall mean the Chief Financial Officer of the Company and the General Counsel of the Company.

2.7.           “Employee” shall mean any employee of the Company, a Subsidiary or an Affiliate.

2.8.           “Employment Related Forfeiture Event” shall occur if (a) a Participating Partner voluntarily terminates his or her employment with the Company, or (b) the Participating Partner’s employment is involuntarily terminated for Cause by the Company, provided that an Employment Related Forfeiture Event will be deemed not to have occurred in the event of a Participating

Partner’s termination (i) involuntarily other than for Cause by the Company, (ii) by reason of the Participating Partner’s death or Disability, or (iii) voluntarily by the Participating Partner upon Retirement.

2.9.           “Option” shall mean a non-qualified stock option granted under the 2006 Plan by the Company as of a Purchase Date to a Participating Partner.

2.10.           “Option Reduction” shall occur if, upon the completion of a Sale, the aggregate number of Shares deemed to be held by a Participating Partner for purposes of the Partner Ownership Guidelines is less than the Participating Partner’s Share Minimum.

2.11.           “Participating Partner” shall mean an eligible Employee who is selected by the Committee to receive a Right under the Program.

2.12.           “Partner Ownership Guidelines” shall mean guidelines established by the Board specifying stock ownership levels and Share Minimums for Participating Partners.

2.13.           “Pricing Date” shall mean the trading date immediately preceding a particular Purchase Date.

2.14.           “Program Loan” shall mean a full-recourse secured loan made by the Company to a Participating Partner (other than a Participating Partner who is an Eligible Executive Officer) in connection with a purchase of Shares by such Participating Partner under the Program.

2.15.           “Purchase Date” shall mean a date within a Purchase Period selected by the Committee on which Participating Partners may purchase Shares under the Program.

2.16.           “Purchase Period” shall mean one of four one-month Purchase Periods established by the Committee during which Participating Partners may elect to exercise Rights and purchase Shares under the Program.

2.17.           “Purchase Price” shall equal the greater of the closing sale price or the consolidated closing bid price of one Share on The NASDAQ Global Select Market on a Pricing Date.

2.18.           “Reduction Amount” shall equal, in connection with a particular Option Reduction, the original principal balance of the relevant Note multiplied by the percentage by which such Option Reduction reduced the number of Shares originally subject to the Option.

2.19.           “Retirement” shall mean retirement from employment with the Company, a Subsidiary or an Affiliate of the Company as determined by the Committee, in its sole discretion.

2.20.           “Right” shall mean any right granted to a Participating Partner under the Program allowing such Participating Partner to purchase Shares on one or more Purchase Dates designated by the Committee at the Purchase Price for each such Purchase Date.

2.21.           “Sale” shall mean a Participating Partner sells, assigns, transfers or otherwise disposes of any Shares owned by the Participating Partner before the expiration of the Participating Partner’s rights under an Option, provided that (a) an actual or deemed disposition of Shares in connection with the net or cashless exercise of options to purchase Shares, or the net or cashless vesting of restricted Shares, shall not constitute a Sale, but only to the extent necessary to pay the purchase price of such Shares and/or to satisfy any tax withholding obligation in connection with such exercise or vesting, and (b) a sale, transfer, assignment or other disposition to a person or entity whose stockholdings are consolidated with the Participating Partner’s stockholdings for purposes of the Partner Ownership Guidelines shall not constitute a Sale.

2.22.           “Share Minimum” shall mean the minimum number of Shares established for a Participating Partner under the Partner Ownership Guidelines.

2.23           “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.24.           “Stock Option Agreement” shall mean a written agreement, contract or other instrument or document evidencing any Option granted by the Committee to a Participating Partner under the 2006 Plan in connection with a purchase of Shares by such Participating Partner under the Program.

2.25.           “Stock Purchase Agreement” shall mean a written agreement, contract or other instrument or document evidencing any Right granted by the Committee hereunder.

2.26.           “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Right, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.27.           “2006 Plan” shall mean the Company’s 2006 Long-Term Incentive Plan, as in effect from time to time.

In addition, certain other terms used in the Program have definitions provided to them in the first place in which they are used herein.

3.           SHARES SUBJECT TO THE PROGRAM

3.1.           Number of Shares.  Subject to adjustment as provided in Section 8.2, a total of 1,250,000 Shares shall be authorized for purchase under the Program.

3.2.           Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

4.           ELIGIBILITY AND ADMINISTRATION

4.1.           Eligibility.  Any Employee who is designated as a member of the Partnership Group of the Company (including any Eligible Executive Officer, but excluding any other executive officer of the Company) shall be eligible to be selected as a Participating Partner.  Notwithstanding the foregoing, a Participating Partner who is an Eligible Executive Officer shall not be eligible to receive a Program Loan.

4.2.           Administration.

(a)           The Program shall be administered by the Committee.  The Board may remove from, add members to, or fill vacancies on, the Committee.

(b)           The Committee shall have full power and authority, subject to the provisions of the Program and subject to such orders or resolutions not inconsistent with the provisions of the Program as may from time to time be adopted by the Board, to:  (i) select eligible Employees to become Participating Partners; (ii) establish Purchase Periods and select Purchase Dates; (iii) determine whether a Participating Partner should be granted Rights to purchase 25,000 Shares or 50,000 Shares, or such other amount as the Committee shall determine in accordance with Section 5; (iv) determine the terms and conditions, not inconsistent with the provisions of the Program, of any Right granted hereunder; (v) determine the terms and conditions, not inconsistent with the provisions of the Program, of any Program Loan made hereunder; (vi) determine whether, to what extent and under what circumstances, not inconsistent with the provisions of the Program, any Right or any Program Loan shall be suspended, canceled or terminated; (vii) interpret and administer the Program and any instrument or agreement entered into under or in connection with the Program, including any Stock Purchase Agreement; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Program or any Right in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Program; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Program.

(c)           Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participating Partner, any shareholder and any Employee or any Affiliate.  A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(d)           The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Rights to eligible Employees and to suspend, cancel or terminate and Right or Program Loan.

5.           STOCK PURCHASE RIGHTS

5.1.           Grant of Rights.  The Committee shall grant Participating Partners Rights to purchase Shares during one or more of four Purchase Periods designated by the Committee.  Each Participating Partner will initially be granted Rights to purchase either 25,000 Shares or 50,000 Shares, as determined by the Committee.  If, as of a date in the final Purchase Period to be specified by the Committee, the Participating Partners have not elected to exercise Rights to purchase all of the Shares available under the Program, the Committee may grant Rights to purchase the remaining Shares on a pro rata basis to the Participating Partners who have purchased or elected to purchase the maximum number of Shares otherwise allowed to be purchased by such Participating Partners, until all Shares available under the Program have been purchased.

5.2.           Exercise of Rights.  With respect to each Purchase Period, a Participating Partner may elect to purchase Shares on the Purchase Date for such Purchase Period at the Purchase Price for such Purchase Date.  A Participating Partner may elect to exercise some or all of his or her Rights during a Purchase Period.  If a Participating Partner does not elect to exercise all of his or her Rights on a particular Purchase Date, then subject to last sentence of Section 5.1, the Participating Partner may elect to exercise such Rights on a subsequent Purchase Date (if any).  A Participant who wishes to purchase Shares on a Purchase Date must make a binding election to purchase such Shares on or before the applicable Pricing Date in accordance with such procedures, and subject to such terms and conditions, not inconsistent with the provisions of the Program, as the Committee shall deem desirable.

5.3.           Employment Related Forfeiture.  Unvested Rights held by a Participating Partner will be forfeited upon the occurrence of either of the following events (each, an “Employment Related Forfeiture Event”):  (1) the Participating Partner voluntarily terminates his or her employment with the Company, or (2) the Participating Partner’s employment is involuntarily terminated for Cause by the Company.  Rights will not be forfeited in the event of a Participating Partner’s termination (i) involuntarily other than for Cause by the Company, (ii) by reason of the Participating Partner’s death or Disability, or (iii) voluntarily by the Participating Partner upon retirement.  In the event of death or Disability, all Rights held by a Participating Partner will immediately vest and become exercisable.

5.4.           Limitation of Rights.  Any Right shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Program, as the Committee shall deem desirable.

5.5.           Right Agreements.  All Rights granted pursuant to this Section 5 shall be evidenced by a written Stock Purchase Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Program.  The granting of a Right to a Participating Partner shall impose no obligation on the Participating Partner to elect to exercise such Right and purchase Shares under the Program.  A Participating Partner who is granted a Right pursuant to this Section 5 may hold more than one Right granted pursuant to the Program at the same time.

6.           PROGRAM LOANS

6.1.           Offer to Provide Leverage.  The Company shall offer to make a Program Loan to each Participating Partner (other than a Participating Partner who is an Eligible Executive Officer) for up to 50% of the aggregate Purchase Price of the Shares purchased on a particular Purchase Date by such Participating Partner under the Program.  Each Participating Partner who receives a Program Loan will be required to execute a full-recourse secured promissory note in favor of the Company and to enter into a pledge agreement with the Company under which two Shares for each

Share purchased with the Program Loan will be pledged to the Company as security for the repayment of such Program Loan.

6.2.           Maturity Date; Acceleration.  A Program Loan will mature and become due and payable three years after the Purchase Date to which the Program Loan relates or, if earlier, on the date on which an Employment Related Forfeiture Event occurs (the “Maturity Date”).  A Program Loan will bear interest at a rate equal to the greater of 4% or the Federal funds rate plus 0.55%, determined and compounded quarterly.  Any unpaid principal and any accrued but unpaid interest will be payable on the Maturity Date of a Program Loan.  If a Participating Partner incurs an Option Reduction as a result of a Sale of Shares purchased with the proceeds of a Program Loan, a portion of the unpaid principal balance of such Program Loan (together with any accrued and unpaid interest on such portion of the principal balance) shall immediately mature and become due and payable.  The portion of the principal balance that shall become due and payable shall equal the lesser of the entire unpaid principal balance on the date of the Option Reduction and the Reduction Amount relating to such Option Reduction.  To the extent that a Participating Partner receives more than one Program Loan, the earliest advanced Program Loan will be the first Program Loan to be repaid.

6.3.           Limitations.  Any Program Loan shall be subject to the terms and conditions of this Section 6 and to such additional terms and conditions, not inconsistent with the provisions of the Program, as the Committee shall deem desirable.  In addition, a Program Loan may be subject to any additional obligations required by United States Treasury Regulations.

7.           STOCK OPTION GRANTS UNDER THE 2006 PLAN

7.1.           Grant of Options.  In connection with the Program, the Company will agree to grant an Option under the 2006 Plan to each Participating Partner as of each Purchase Date.  Such Option (a) will vest and become exercisable on the third anniversary of such Purchase Date, (b) will have an exercise price per Share equal to the Purchase Price per Share on such Purchase Date, (c) will give a Participating Partner who is not an Eligible Executive Officer the right to purchase two additional Shares for each Share purchased by the Participating Partner under the Program on such Purchase Date, and (d) will give a Participating Partner who is an Eligible Executive Officer the right to purchase three additional Shares for each Share purchased by the Participating Partner under the Program on such Purchase Date.  Each such Option will be subject to such additional terms and conditions, not inconsistent with the provisions of the 2006 Plan, as the Committee shall deem appropriate.

7.2.           Sale Related Option Reductions.  If a Sale occurs which triggers an Option Reduction, such Option Reduction shall result in an immediate reduction in the number of Shares purchasable under an Option, whether vested or not vested, previously granted to the Participating Partner who made such Sale.  The amount of the Option Reduction upon each such Sale shall equal (a) (i) 2 in the case of a Participating Partner who is not an Eligible Executive Officer and (ii) 3 in the case of a Participating Partner who is an Eligible Executive Officer, multiplied by (b) the lesser of (i) the number of Shares involved in such Sale and (ii) the amount by which the aggregate number of Shares deemed to be held by the Participating Partner immediately after the Sale is less than Participating Partner’s Share Minimum, provided that (x) if a Sale occurs before the Participating Partner’s Share Minimum has been established, then the amount of the Option

Reduction upon such Sale shall equal 2 (3 in the case of a Participating Partner who is an Eligible Executive Officer) multiplied by the number of Shares involved in the Sale, and (y) if the Company and the Participating Partner have entered into more than one Stock Option Agreement that contains Option Reduction provisions, upon each Sale triggering an Option Reduction, such Option Reduction shall be applied to reduce the number of Shares purchasable under such Stock Option Agreements in the chronological order in which the Company and Participating Partner entered into such Stock Option Agreements.

8.           GENERALLY APPLICABLE PROVISIONS

8.1.           Amendment and Modification of the Program.  The Board may, from time to time, alter, amend, suspend or terminate the Program as it shall deem advisable, subject to the rules and regulations of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Program in any manner that would result in noncompliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and provided further that no amendments to, or termination of, the Program shall in any way impair the rights of a Participating Partner under any Right previously granted without such Participating Partner’s consent.

8.2.           Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, but without regard to the payment of any cash dividends by the Company in the ordinary course), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, the terms of the Program and Rights shall be adjusted and such adjustments shall be as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Program and, in the aggregate or as to any one Participating Partner, in the number, class, kind and purchase price of securities subject to outstanding Rights granted under the Program (including, if the Committee deems appropriate, the substitution of similar rights to purchase the shares of, or other rights denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Right shall always be a whole number.

8.3.           Transferability of Rights.  Except as provided below, and except as otherwise authorized by the Committee in a Stock Purchase Agreement, no Right and no Shares subject to Rights described in Section 5 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Right may be exercised during the life of the Participating Partner only by the Participating Partner or the Participating Partner’s guardian or legal representative.

9.           MISCELLANEOUS

9.1.           Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Program to a Participating Partner net of any applicable Federal, State and local taxes required to be paid or withheld as a result of (a) the grant of any Right, (b) the exercise of a Right, (c) the delivery of Shares or cash, (d) the funding of a Program Loan or (e) any other event occurring pursuant to the Program.  The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to a Participating Partner such withholding taxes as may be required by law, or to otherwise require the Participating Partner to pay such withholding taxes.  If the Participating Partner shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participating Partner or to take such other action as may be necessary to satisfy such withholding obligations.

9.2.           Right of Discharge Reserved; Claims to Rights.  Nothing in the Program nor the grant of an Right hereunder shall confer upon any Employee the right to continue in the employment of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Rights under the Program) any such Employee at any time for any reason.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a Right granted in the event of termination of an employment or other relationship.  No Employee or Participating Partner shall have any claim to be granted any Right under the Program, and, except as expressly provided in the Program, there is no obligation for uniformity of treatment of Employees or Participating Partners under the Program.

9.3.           Prospective Recipient.  The prospective recipient of any benefit under the Program shall not, with respect to such benefit, be deemed to have become a Participating Partner, or to have any rights with respect to such benefit, until and unless such recipient shall have executed an agreement or other instrument evidencing the benefit and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions of the Program.

9.4.           Cancellation of Right.  Notwithstanding anything to the contrary contained herein, all outstanding Rights granted to any Participating Partner shall be canceled if the Participating Partner, without the consent of the Company, while employed by the Company or any Affiliate or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, as determined by the Committee in its sole discretion.

9.5.           Stop Transfer Orders.  All certificates for Shares delivered under the Program pursuant to any Right shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.6.           Nature of Payments.  All Rights and Program Loans granted under the Program are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company.  Any income or gain realized pursuant to Rights and Program Loans under the Program constitute a special incentive payment to the Participating Partner and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or the board of directors of the applicable Affiliate.

9.7.           Other Programs.  Nothing contained in the Program shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

9.8.           Severability.  If any provision of the Program shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Program or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Program shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Program, and if the making of any payment in full or the provision of any other benefit required under the Program in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Program.

9.9.           Construction.  All references in the Program to “Section or Sections” are intended to refer to the Section or Sections, as the case may be, of the Program.  As used in the Program, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

9.10.           Unfunded Status of the Program.  The Program is intended to constitute an “unfunded” pan for incentive and deferred compensation.  With respect to any payments not yet made to a Participating Partner by the Company, nothing contained herein shall give any such Participating Partner any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Program to deliver the Shares or payments in lieu of or with respect to rights hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Program.

9.11.           Governing Law.  The Program and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Internal Revenue Code or the laws of the United States, shall be governed by the laws of the State of Virginia and construed accordingly.

9.12.           Effective Date of Program; Termination of Program.  The Program shall be effective as of December 17, 2009.  Rights and Program Loans may be granted and Shares may be purchased under the Program at any time and from time to time until all Shares available under the Program have been Purchased by Participating Partners.

9.13.           Foreign Employees.  Rights and Program Loans may be granted to Participating Partners who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Rights and Program Loans granted to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise of Rights in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

9.14.           Captions.  The captions in the Program are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.